Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf, London

United Kingdom

Attn: Head of International Syndicate

Email: emea_syndicate@jpmorgan.com

Crédit Agricole Corporate and Investment Bank

27th Floor, Two Pacific Place

88 Queensway

Hong Kong

Attn: Debt Capital Markets

Tel: + 852 2826 7333

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Tel: +44 20 7597 8000

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf, London E14 4QA

United Kingdom

Attn: Head of Transaction Management Group, Global Capital Markets

Fax: +44 20 7056 4984

Tel: +44 20 7677 7799